UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2023

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

915 Meeting Street North Bethesda Maryland	20852
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (301) 592-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Ticker Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, Par Value $0.01 per share	CHH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

See Item 2.03 below for a description of the $500 million senior unsecured credit agreement entered into on December 18, 2023 among Choice Hotels International, Inc. (the “Company”), Wells Fargo Bank, National Association, as administrative agent, the other agents party thereto and a syndicate of lenders (the “Credit Agreement”).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 18, 2023, the Company entered into the Credit Agreement, which provides for a $500 million unsecured term loan (the “Term Loan”) with a scheduled maturity date of December 16, 2024, subject to an optional one-year extension that can be requested by the Company prior to the initial maturity date. The effectiveness of such extension is subject to the consent of the lenders under the Credit Agreement and certain customary conditions.

The Term Loan and all accrued but unpaid interest thereon must be repaid in full on the maturity date. Upon the occurrence of certain debt issuances and equity issuances, subject to the exceptions set forth in the Credit Agreement, the Company is required to make certain mandatory principal prepayments of the Term Loan in an amount equal to 100% of the net cash proceeds of such transactions.

The Credit Agreement provides that the Company may elect to have the Term Loan bear interest at a rate equal to (i) SOFR (subject to a credit spread adjustment of 0.10% and a 0.00% floor) plus a margin ranging from 125 to 175 basis points or (ii) a base rate plus a margin ranging from 25 to 75 basis points, in each case, with the margin determined according to the Company’s senior unsecured long-term debt rating.

The Credit Agreement requires that the Company and its restricted subsidiaries comply with various covenants, including with respect to restrictions on liens, incurring indebtedness, making dividends and stock repurchases, making investments and effecting mergers and/or asset sales. The Credit Agreement imposes financial maintenance covenants requiring the Company to maintain a consolidated fixed charge coverage ratio of at least 2.5 to 1.0 and a total leverage ratio of not more than 4.5 to 1.0, which may be increased to 5.5 to 1.0 for up to three consecutive fiscal quarters commencing with the fiscal quarter in which certain material acquisitions are consummated. So long as the Company maintains an Investment Grade Rating, as defined in the Credit Agreement, then the Company will not need to comply with the consolidated fixed charge coverage ratio covenant.

The Credit Agreement includes customary events of default, the occurrence of which, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of the Company under the Credit Agreement to be immediately due and payable.

The proceeds of the Term Loan are expected to be used for general corporate purposes, including working capital and other permitted uses set forth in the Credit Agreement.

Certain of the lenders, as well as certain of their respective affiliates, have performed and may in the future perform for the Company and its subsidiaries, various commercial banking, investment banking, lending, underwriting, trust services, financial advisory and other financial services, for which they have received and may in the future receive customary fees and expenses.

The summary of the material provisions of the Credit Agreement set forth above is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Senior Unsecured Credit Agreement, dated December 18, 2023, among Choice Hotels International, Inc., Wells Fargo Bank, National Association, as administrative agent, the other agents party thereto and a syndicate of lenders

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2023	/s/ Scott E. Oaksmith
Scott E. Oaksmith
Chief Financial Officer